EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER
by and among
WATSON PHARMACEUTICALS, INC.,
WATER DELAWARE, INC.,
ANDRX CORPORATION,
March 12, 2006

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of March 12, 2006, by and among Watson Pharmaceuticals, Inc., a Nevada corporation (“Parent”), Water Delaware, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Andrx Corporation, a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined in this Agreement have the meanings set forth in Article IX.
RECITALS
     WHEREAS, the Board of Directors of each of the Company and Parent deem it advisable and in the best interests of each such corporation and its stockholders that the Company and Parent engage in a business combination;
     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement, the merger of Merger Sub with and into the Company (the “Merger”) and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
     1.2 Closing. The closing of the Merger (the “Closing”) shall take place on the first business day after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Effective Time and will in fact be satisfied at the Effective Time) set forth in Article VII, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the date and time of the Closing being referred to in this Agreement as the “Closing Date”). The Closing shall be held at the offices of Latham & Watkins, 885 Third Avenue, Suite 100, New York, New York 10022, unless another place is agreed to in writing by the parties hereto. As soon as practicable after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).
     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided in this Agreement, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     1.4 Certificate of Incorporation and Bylaws.
     (a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.
     (b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.
     1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
ARTICLE II
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS
     2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:
     (a) Conversion Generally. Each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) validly issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b) or Section 2.1(e) or as to which appraisal rights are perfected pursuant to Section 2.1(f)) shall be converted into the right to receive an amount in cash equal to $25.00 per share, without interest (the “Merger Consideration”). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration payable in respect of such shares of Company Common Stock.

     (b) Parent-Owned Shares. All shares of Company Common Stock owned by Parent or Merger Sub or any of their respective Subsidiaries shall be cancelled and retired and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor.
     (c) Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.
     (d) Change in Shares. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, the Merger Consideration shall be correspondingly adjusted to provide the holders of Company Common Stock, Company Options and Company RSUs, the same economic effect as contemplated by this Agreement prior to such event.
     (e) Cancellation of Treasury Shares. Each share of Company Common Stock held in the Company treasury and each share of Company Common Stock, if any, owned by any wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.
     (f) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with the DGCL (“Dissenting Shares”), shall not be converted into a right to receive the Merger Consideration, unless such stockholder fails to perfect or withdraws or otherwise loses such stockholder’s right to appraisal. If after the Effective Time such stockholder fails to perfect or withdraws or loses such stockholder’s right to appraisal, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the written consent of Parent.
     2.2 Exchange of Certificates.
     (a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Corporation or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange, in accordance with this Article II, through the Exchange Agent, the Merger Consideration pursuant to Section 2.1(a) (the “Exchange Fund”).

     (b) Exchange Procedures. Promptly (and in any event no more than five business days) after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock may be paid to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate (other than a Certificate representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate.
     (c) Further Rights in Company Common Stock. The Merger Consideration issued upon conversion of a share of Company Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Company Common Stock.
     (d) Investment of Exchange Fund. The Exchange Agent shall invest the Exchange Fund as directed by Parent on a daily basis; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion and no such investment or loss thereon shall effect the amounts payable to the Company’s stockholders pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts paid to the Company’s stockholders pursuant to this Article II shall promptly be paid to Parent.
     (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one-year after the Effective Time shall be delivered to Parent, upon demand, and, from and after such delivery to Parent, any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Corporation for the Merger Consideration payable in respect of such shares of Company Common Stock, without any interest thereon.

     (f) No Liability. None of Parent, the Surviving Corporation or the Company shall be liable to any holder of shares of Company Common Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.
     (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate.
     (h) Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.
     2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates.
     2.4 Equity Awards and Employee Stock Purchase Plan.
     (a) Company Equity Plans. As of the Effective Time, Parent may assume each of the Company Equity Plans. If Parent assumes one or more of the Company Equity Plans, the shares remaining available for future awards pursuant to such Company Equity Plan(s) shall be adjusted to cover shares of common stock, par value $0.0033, of Parent (“Parent Common Stock”) in a manner consistent with the terms of such Company Equity Plan or Parent may elect to utilize such shares under one or more of Parent’s equity compensation plans. As of the Effective Time, all Company Options and Company RSUs outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be cancelled in exchange for the consideration set forth below. From and after the Effective Time, no employee, director, officer or consultant to the Company or its Subsidiaries shall have any right under such Company Equity Plans to purchase or receive Company Common Stock, or any other equity interest in the Company, any Subsidiary, the Surviving Corporation, the Parent or any of their respective affiliates or subsidiaries.

     (b) Company Options. Each Company Option that is outstanding and unexercised immediately prior to the Effective Time, and that is not then vested and exercisable, shall become fully vested on an accelerated basis immediately prior to the Effective Time. As of the Effective Time and in accordance with resolutions of the Board of Directors of the Company (or duly authorized committee thereof) and the terms of the Company Equity Plans, each Company Option that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled in exchange for the right to receive from Parent or the Surviving Corporation a lump sum cash payment (without interest) equal to the product of (x) the excess (if any) of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock for such Company Option and (y) the number of shares of Company Common Stock underlying such Company Option, less applicable withholding taxes. Each holder of a Company Option cancelled in accordance with this Section 2.4(b) shall, as of the Effective Time, cease to have any rights with respect thereto, other than the right to receive the cash payment pursuant to this Section 2.4(b) attributable to such cancelled Company Option. If a Company Option has an exercise price per share of Company Common Stock that is greater than or equal to the Merger Consideration, the holder of such Company Option shall receive no consideration for the cancellation of such Company Option. Parent and the Surviving Corporation shall use their reasonable best efforts to provide the lump sum cash payments required pursuant to this Section 2.4(b) within five business days following the Effective Time. The name of each Optionholder, the aggregate number of shares of Company Common Stock issuable upon the exercise in full of each Company Option, and the exercise price per share of Company Common Stock subject to each Company Option are set forth on Section 2.4(b) of the Company Disclosure Schedule.
     (c) Company RSUs. Each Company RSU that is outstanding immediately prior to the Effective Time shall become fully vested on an accelerated basis immediately prior to the Effective Time. As of the Effective Time, in accordance with the resolutions of the Board of Directors of the Company (or duly authorized committee thereof) and the terms of the Company Equity Plans, each Company RSU that is then outstanding shall be cancelled in exchange for the right to receive from Parent or the Surviving Corporation, a lump sum cash payment, without interest, equal to the product of (x) the Merger Consideration and (y) the number of shares of Company Common Stock underlying such Company RSU that have not been issued, less applicable withholding taxes. Parent and the Surviving Corporation shall use their reasonable best efforts to provide the lump sum cash payments required pursuant to this Section 2.4(c) within five business days following the Effective Time. The name of the holder of each Company RSU, and the aggregate number of shares of Company Common Stock remaining subject to such Company RSU are set forth on Section 2.4(c) of the Company Disclosure Schedule.
     (d) Company ESPP. Each outstanding purchase right under the Company ESPP shall be exercised for the purchase of shares of Company Common Stock at the price per share determined pursuant to the Company ESPP on the last business day immediately prior to the Closing Date (the “Final Offering Period”). Immediately following the Final Offering Period and upon or prior to the Effective Time, the Company shall take all action necessary to provide that the Company ESPP shall be terminated immediately prior to the Effective Time and that no Person will have any further right to purchase Company Common Stock under the Company ESPP.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in this Agreement or in the corresponding section of the Company Disclosure Letter delivered to Parent and Merger Sub by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub that:
     3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own and operate its properties and to carry on its businesses as now conducted. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be so qualified as a foreign corporation would not have, either individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent a complete and correct copy of the certificate of incorporation and bylaws, each as amended to date and in full force and effect as of the date of this Agreement, of the Company.
     3.2 Subsidiaries. Except as set forth on Section 3.2 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. Each Subsidiary of the Company is wholly owned by either the Company or a Subsidiary or Subsidiaries of the Company as indicated on Section 3.2 of the Company Disclosure Letter. Except as set forth on Section 3.2 of the Company Disclosure Letter, each outstanding share of capital stock of or other equity interest in each of the Company’s Subsidiaries is owned by the Company or a Subsidiary of the Company, free and clear of any Liens. None of the Subsidiaries of the Company is in violation of its respective certificate or articles of incorporation, bylaws or other similar organizational documents. Each of the Subsidiaries identified on Section 3.2 of the Company Disclosure Letter is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be qualified as a foreign corporation would not have, either individually or in the aggregate, a Material Adverse Effect.
     3.3 Authorization; Valid and Binding Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate, on the terms and subject to the conditions of this Agreement, the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and assuming that this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. As of the date of this Agreement, the Board of Directors of the Company has unanimously approved and adopted this Agreement and the Merger at a meeting duly called and held and, subject to Section 6.5(e) has resolved to recommend that the Company’s stockholders adopt and approve this Agreement and the Merger (the “Company Recommendation”).
     3.4 Governmental Filings; No Violations. Except as set forth on Section 3.4 of the Company Disclosure Letter and for (i) the applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”), (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), (iii) filings under the Securities Act and the Exchange Act, (iv) any filings required under the rules and regulations of the Nasdaq Stock Market, and (v) the filing of the Certificate of Merger pursuant to the DGCL (collectively, the “Company Required Statutory Approvals”), the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement do not (A) conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of the Company or any of its Subsidiaries, (B) require any authorization, consent, approval, exemption or other action by or notice to any court or Governmental Entity, including without limitation the FDA and the DEA, (C) conflict with or result in a breach of the provisions of the Company’s or any of its Subsidiary’s certificate or articles of incorporation or bylaws, (D) conflict with, give rise to the right to modify, result in the termination of, or accelerate the performance required by, or result in a right of termination under, require any offer to repurchase any debt, require any prepayment of any debt, or result in a breach of any contract, agreement, lease, mortgage, note, indenture or instrument to which the Company or any of its Subsidiaries is bound, or (E) conflict with or result in a breach of any Law to which the Company or any of its Subsidiaries is subject, other than, in the case of (A), (B), (D), or (E) above, as would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company or any of its Subsidiaries is subject to any outstanding judgment, order or decree of any court or Governmental Entity that could prohibit or adversely affect its respective ability to enter into this Agreement or consummate the transactions contemplated by this Agreement.
     3.5 Capital Stock. The authorized capital stock of the Company consists of (a) 1,000,000 shares of convertible preferred stock, of which, as of the date of this Agreement, no shares are issued and outstanding and (b) 200,000,000 shares of Company Common Stock, of which, as of the date of this Agreement, 73,630,253 shares were issued and outstanding. As of the date of this Agreement, there are outstanding Company Options to purchase an aggregate of 5,091,518 shares of Company Common Stock, and there are outstanding Company RSUs in respect of an aggregate of 1,274,486 shares of Company Common Stock. Pursuant to the Rights Agreement, each share of Company Common Stock has attached thereto a right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock at an exercise price of $70.00 per share, subject to adjustment. All outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Other than pursuant to (i) the Rights Agreement and (ii) the Company Equity Plans, there are no outstanding, and there have not been reserved for issuance any, (i) shares of capital stock or other voting securities of the Company or its Subsidiaries; (ii) securities of the Company or its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or its Subsidiaries; (iii) Company Options, Company RSUs or other rights or options to acquire from the Company or its Subsidiaries, or obligations of the Company or its Subsidiaries to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company or its Subsidiaries, as the case may be, or (iv) equity equivalent interests in the ownership or earnings of the Company or its Subsidiaries or other similar rights (the items in clauses (i) through (iv) collectively, “Securities”). There are no outstanding obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries are bound relating to the voting or registration of any shares of capital stock of the Company or any of its Subsidiaries or preemptive rights with respect thereto.
     3.6 Company SEC Reports.
     (a) The Company has filed with or otherwise furnished to the Securities and Exchange Commission (the “SEC”) all forms, reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since December 31, 2003 (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein, the “Company SEC Reports”). No Subsidiary of the Company is required to file with or furnish to the SEC any such forms, reports, schedules, statements or other documents. As of their respective dates, the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes Oxley Act of 2002 and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (b) The audited consolidated financial statements included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005 (including any related notes and schedules) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods set forth therein, and in each case were prepared in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). The books of account and other financial records of the Company and each of its Subsidiaries are true and complete in all material respects.
     (c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or the Company SEC Reports.
     (d) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
     (e) Since December 31, 2004, the Company has not received any written notification from its independent auditors of a (x) “reportable condition” or (y) “material weakness” in the Company’s internal controls. For the purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date of this Agreement.
     (f) There are no liabilities or obligations of the Company or any of its Subsidiaries (whether accrued, contingent, absolute, determined or determinable) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company other than: (i) liabilities or obligations disclosed or provided for in the audited consolidated balance sheet of the Company as of December 31, 2005 (the “Current Balance Sheet”) contained in the Company’s Form 10-K for the year ended December 31, 2005 or disclosed in the notes thereto; (ii) liabilities or obligations incurred after December 31, 2005 in the ordinary course of the Company’s business, including, without limitation, any liabilities or obligations under any agreement, lease, note, mortgage or indenture; (iii) liabilities under this Agreement or incurred in connection with the transactions contemplated by this Agreement; and (iv) other liabilities that do not have, either individually or in the aggregate, a Material Adverse Effect
     (g) The Company’s Form 10-K for the year ended December 31, 2005, when filed with the SEC, will be substantially identical to the draft of the Form 10-K for the year ended December 31, 2005 attached as Section 3.6(g) of the Company Disclosure Letter, other than with respect to subsequent events occurring after the date of this Agreement, which are disclosed on the Form 10-K for the year ended December 31, 2005 that is filed with the SEC.
     3.7 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports, since December 31, 2005 and prior to the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practice. Since December 31, 2005, there has not been any event, occurrence or development that has had, either individually or in the aggregate, a Material Adverse Effect. In addition, since December 31, 2005 and through the date of this Agreement:
     (a) there has not been any split, combination or reclassification of any of the Company’s capital stock or any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, in lieu of, or in substitution for, shares of the Company’s capital stock;
     (b) except as required by a change in GAAP, there has not been any change in accounting methods or principles by the Company materially affecting the consolidated financial position or results of operations of the Company;

     (c) the Company and its Subsidiaries have not made any material Tax election or settled or compromised any material Tax liability or refund, other than Tax elections required by Law, or changed any annual Tax accounting period or method of Tax accounting, filed any material amendment to a Tax Return, entered into any closing agreement relating to any material Tax, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; and
     (d) except as set forth on Section 3.7(d) of the Company Disclosure Letter, no action has been taken by the Company or its Subsidiaries to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Employee Benefit Plan. Company Option or Company RSU.
     3.8 Title to Properties.
     (a) The Company or one of its Subsidiaries owns good and marketable title to, or holds pursuant to valid and enforceable leases, all of the material personal property shown to be owned by them on the Current Balance Sheet, free and clear of all Liens, except for Permitted Liens. All material personal property shown to be owned by the Company and its Subsidiaries on the Current Balance Sheet have been maintained in accordance with the Company’s and its Subsidiaries’ normal practices and are in usable condition for the operation of the Company’s and its Subsidiaries’ businesses, ordinary wear and tear excepted.
     (b) Section 3.8(b) of the Company Disclosure Letter sets forth a list of all of the real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). Each of the Company and its Subsidiaries owns good title to each parcel of Owned Real Property, free and clear of all Liens, except for Permitted Liens.
     (c) The real property demised by the leases described on Section 3.8(c) of the Company Disclosure Letter (the “Leased Real Property”) constitutes all of the real property leased by the Company and its Subsidiaries. Except as set forth on Section 3.8(c) of the Company Disclosure Letter, the Leased Real Property leases are in full force and effect, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws or general principles of equity. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is in default in any material respect under any of such leases.
     3.9 Tax Matters. Except as set forth on Section 3.9 of the Company Disclosure Letter:
     (a) Each of the Company and its Subsidiaries has duly and timely filed with the appropriate Tax authorities or other Governmental Entities all material Tax Returns that it was required to file (taking into account any extensions of time to file that have been duly perfected). All such Tax Returns are complete and accurate in all material respects. All material Taxes due and owing by any of the Company and its Subsidiaries (whether or not shown as being due on any Tax Return) have been paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. During the past five years, no claim has been made by a Tax authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
     (b) The unpaid Taxes of the Company and its Subsidiaries did not, as of the dates of the financial statements contained in the Company’s Form 10-K for the year ended December 31, 2005, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (or in the notes thereto that specifically set forth the reserve for Tax liability included in accrued expenses and other liabilities) contained in such financial statements. Since December 31, 2005, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.
     (c) During the past five years, no deficiencies for Taxes with respect to any of the Company and its Subsidiaries have been claimed or proposed in writing or assessed by a Tax authority or other Governmental Entity. There are no pending or, based on written notice, threatened audits, assessments, administrative proceedings, court proceedings or other actions for or relating to any liability in respect of Taxes of any of the Company or its Subsidiaries. There are no matters currently under discussion with any Tax authority or other Governmental Entity with respect to Taxes that are likely to result in an additional material liability for Taxes with respect to any of the Company or its Subsidiaries. During the past five years, no issues relating to Taxes of the Company or any of its Subsidiaries were raised by the relevant Tax authority or other Governmental Entity in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period that ends after the Closing Date. The Company has delivered or made available to Parent complete and accurate copies of federal, state and local income Tax Returns of each of the Company and its Subsidiaries and their predecessors for the years ended December 31, 2002, 2003, 2004 and, promptly upon their availability, 2005, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries or any predecessors since December 31, 2002, with respect to Taxes of any type. Neither the Company nor any of its Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.
     (d) There are no Liens for Taxes upon any property or asset of the Company or any of its Subsidiaries (other than with respect to statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and are adequately reserved as shown on the Current Balance Sheet).
     (e) Each of the Company and its Subsidiaries has timely withheld, collected, deposited or paid all material Taxes required to have been withheld, collected, deposited or paid, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

     (f) There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company and its Subsidiaries, and, after the Closing Date, none of the Company and its Subsidiaries shall be bound by any such Tax sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.
     (g) None of the Company and its Subsidiaries has ever been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is the Company).
     (h) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.
     (i) Neither the Company nor any of its Subsidiaries (i) has consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of any of the Company and its Subsidiaries; (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of former Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has made or will make a consent dividend election under Section 565 of the Code; (vi) except as set forth on Section 3.9(i) of the Company Disclosure Schedule, has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.
     (j) Neither the Company nor any of its Subsidiaries (i) has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code; (ii) has been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (iii) has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law); (iv) has been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (v) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or has otherwise become subject to Tax jurisdiction in a country other than the country of its formation.
     (k) Neither the Company nor any of its Subsidiaries has been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law. If the Company or any of its Subsidiaries has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then the Company or such Subsidiary, as the case may be, believes that it has either (x) substantial authority for the tax treatment of such transaction or (y) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.
     3.10 Material Contracts.
     (a) Section 3.10(a) of the Company Disclosure Letter lists each of the following written contracts (the “Contracts”), to which the Company or its Subsidiary is a party or is otherwise bound:
          (i) each contract that involves payment by or to the Company or any of its Subsidiaries of more than $250,000 per year and has continuing material obligations, rights or interests (other than (i) a contract under which the sole continuing obligation is to maintain confidentiality and (ii) contracts relating to the Company’s distribution segment, which do not need to be listed on Section 3.10(a) of the Company Disclosure Letter, unless such contracts involve payments of more than $750,000 per year);
          (ii) each contract pursuant to which the Company, any of its Subsidiaries or any other party thereto has material continuing obligations, rights or interests, relating to the research, development, clinical trial, supply, manufacture, marketing or co—promotion of, or collaboration with respect to, any product or product candidate for which the Company or any of its Subsidiaries has an interest, and that involve the payment by the Company or any of its Subsidiaries of more than $250,000 per year;
          (iii) each material license pertaining to Company Intellectual Property Rights pursuant to which the Company, its Subsidiary or any other party thereto has material continuing obligations, rights or interests;
          (iv) each contract pursuant to which the Company, its Subsidiary or any other party hereto has material continuing obligations, rights or interests involving the payment of royalties or other amounts of more than $250,000 per year calculated based upon the revenues or income of the Company or its Subsidiary or income or revenues related to any product of the Company or its Subsidiary;
          (v) all consulting contracts involving consideration in excess of $250,000 per year with consultants to the Company or any of its Subsidiaries;
          (vi) all contracts evidencing indebtedness for borrowed money (other than guarantees) in excess of $250,000;
          (vii) all leases involving Leased Real Property;
          (viii) all contracts with any Governmental Entity that involve the payment by the Company or any of its Subsidiaries of more than $250,000 per year;
          (ix) all contracts that limit or purport to limit the ability of the Company or its Subsidiary to compete with any Person or product;

          (x) all “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); and
          (xii) all other contracts, the absence of which would reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay the Company from performing its obligations under this Agreement.
     (b) All the contracts that are required to be described in the Company SEC Reports or required to be filed as exhibits thereto have been described or filed as required.
     (c) As of the date of this Agreement, each of the Contracts is a valid and binding obligation of the Company (or the Subsidiaries of the Company party thereto), and to the Company’s knowledge, the other parties thereto, enforceable against the Company and its Subsidiaries and, to the Company’s knowledge, the other parties thereto in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar Laws affecting creditors’ rights generally and by general principles of equity.
     (d) Except as set forth on Section 3.10(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is, nor to the Company’s knowledge is any other party, in breach, default or violation (and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Contract to which the Company or any of its Subsidiaries is now a party, or by which any of them or any of their respective properties or assets may be bound, except for breaches, defaults or violations that would not have, either individually or in the aggregate, a Material Adverse Effect.
     3.11 Intellectual Property.
     (a) The Company and each of its Subsidiaries owns, licenses or otherwise possesses sufficient legally enforceable rights to use all Company Intellectual Property Rights, except for any such failures to own, be licensed, possess or enforce that, either individually or in the aggregate, would not have a Material Adverse Effect.
     (b) Except as set forth on Section 3.11(b) of the Company Disclosure Letter and for such matters that would not have, either individually or in the aggregate, a Material Adverse Effect, (A) to the Company’s knowledge, the business and products of the Company and its Subsidiaries, as well as the use of any Company Intellectual Property Rights by the Company or its Subsidiaries does not conflict with, infringe upon, violate or interfere with, or constitute an appropriation of any right, title, interest or goodwill, including any valid patent, trademark, trade name, service mark, copyright, trade secret or other intellectual property right of any other Person, (B) except with respect to claims made in respect of ANDAs filed by the Company in the United States under paragraph IV of the Hatch-Waxman Act or with respect to applications for approval of generic pharmaceutical products filed under comparable Laws in territories outside the United States, neither the Company nor any of its Subsidiaries has received written notice of any claim or otherwise has knowledge that any Company Intellectual Property Right is invalid or conflicts with any such asserted right of any other Person, and (C) to the Company’s knowledge, no third party is challenging, infringing on or otherwise violating any right of the Company or its Subsidiaries in the Company Intellectual Property Rights.
     (c) Except as would not have, either individually or in the aggregate, a Material Adverse Effect, no Company Intellectual Property Right will terminate or cease to be a valid right of the Company by reason of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation by the Company of the transactions contemplated by this Agreement.
     3.12 Litigation. Except as set forth in the Company SEC Reports or as set forth on Section 3.12 and Section 3.16 of the Company Disclosure Letter, there is no action, suit, claim, investigation, arbitration, or any other proceeding pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries or their respective assets or properties, or their respective officers and directors, in their capacity as such, before or by any court, arbitrator or Governmental Entity, that, if resolved in a manner adverse to the Company or any of its Subsidiaries would have, either individually or in the aggregate, a Material Adverse Effect. There are no unsatisfied judgments or awards, decrees, injunctions, rules or orders of any Governmental Entity, court or arbitrator outstanding or pending against the Company or any of its Subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect.
     3.13 Employee Benefit Plans.
     (a) Section 3.13(a) of the Company Disclosure Letter includes a complete list of all “employee benefit plans” (as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all other material employee benefit plans, policies, agreements, arrangements or programs which the Company or any of its Subsidiaries maintains or contributes to or has any current or future liability or obligation (contingent or otherwise) under (collectively, the “Employee Benefit Plans”).
     (b) True and complete copies of the following documents have been made available to the Parent: (i) each Employee Benefit Plan (including all amendments, trust agreements, annuity contracts, insurance contracts or most recent actuarial valuation pertaining thereto), (ii) the annual report filed on IRS Form 5500 and audited financial statements, if applicable, for the most recent plan year for each Employee Benefit Plan; and (iii) the most recent determination letter or opinion letter, if any, issued by the Internal Revenue Service with respect to each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code and any pending request for such a determination letter.
     (c) Except as would not reasonably be expected to result in any material liability, either individually or in the aggregate, to the Company (i) each of the Employee Benefit Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any related trust; (ii) the Employee Benefit Plans comply in form and in operation with the requirements of the Code and ERISA and all applicable Laws; (iii) no action has been asserted, instituted or, to the Company’s knowledge, threatened against any of the Employee Benefit Plans (other than routine claims for benefits and appeals of such claims), and no Employee Benefit Plan is under, and none of the Company nor any of its Subsidiaries has received any notice of, an audit or investigation by the Internal Revenue Service or Department of Labor; (iv) other than a transaction that is exempt under a statutory or administrative exemption, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to any Employee Benefit Plan that would reasonably be expected to result in the imposition of a Tax or penalty on the Company or its Subsidiaries under Section 4975 of the Code or Section 502(i) or 502(l) of ERISA; (v) each Employee Benefit Plan that is a “non-qualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code and Internal Revenue Service Notice 2005-1 since January 1, 2005; and (vi) all contributions required to be made under the terms of any of the Employee Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected (to the extent required by GAAP) on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Reports prior to the date of this Agreement.
     (d) Except as set forth on Section 3.13(d) of the Company Disclosure Letter, no amounts payable under any Employee Benefit Plan will be non-deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code and no amount or benefit (whether in cash or property, forgiveness of indebtedness, vesting of property, or otherwise) that could be received or retained as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer, director or shareholder of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Employee Benefit Plan could be characterized as a “parachute payment” (as defined in Section 280G(b)(2)(A) of the Code).
     (e) With respect to the Employee Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material penalties under ERISA, the Code or any other applicable Law. The Company has not incurred (i) any liability under Title IV of ERISA (other than the payment of premiums under Section 4007 of ERISA), or (ii) any liability under Section 412 of the Code.
     (f) None of the Employee Benefit Plans (other than to the extent set forth in an Employee Agreement) provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or (ii) death or retirement benefits under an Employee Benefit Plan qualified under Section 401(a) of the Code.
     (g) None of the Employee Benefit Plans is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”).
     (h) None of the Employee Benefit Plans is subject to the Laws of any jurisdiction outside of the United States.

     3.14 Insurance. Section 3.14 of the Company Disclosure Letter lists each material insurance policy maintained by the Company and its Subsidiaries. All of such insurance policies are in full force and effect, and neither the Company nor any of its Subsidiaries is in material default with respect to its obligations under any of such insurance policies.
     3.15 Compliance with Laws; Permits.
     (a) Except as set forth on Section 3.15(a) and Section 3.16 of the Company Disclosure Letter or as would not have, either individually or in the aggregate, a Material Adverse Effect, the operations and assets of the Company and each of its Subsidiaries, and each third party acting on its or their behalf, are in compliance with all Laws applicable to the Company and its Subsidiaries, including without limitation (i) the Laws enforced and regulations issued by the DEA, the Department of Health and Human Services and its constituent agencies, the FDA, the Centers for Medicare & Medicaid Services, and Office of Inspector General, (including, without limitation, the federal Food Drug and Cosmetic Act (21 U.S.C § 321 et seq.), the Controlled Substances Act (21 U.S.C. § 801 et seq.), the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the regulations promulgated pursuant to the foregoing laws, and the Federal Acquisition Regulations (48 C.F.R Parts 1-53)), (ii) the drug price reporting requirements of titles XVIII and XIX of the Social Security Act, (iii) the Laws precluding off-label marketing of drugs, and (iv) comparable state laws. Neither the Company nor any of its Subsidiaries is excluded or debarred under the Generic Drug Enforcement Act of 1992 or any government health care program, including, without limitation, Medicare and Medicaid, and to the Company’s knowledge, neither the Company nor any of its Subsidiaries employs or uses the services of any individual who is excluded or debarred. Except as set forth on Section 3.15(a) and Section 3.16 of the Company Disclosure Letter and as would not have, either individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) is subject to any action, claim, proceeding or investigation with respect to any violation of any applicable Law or Permits, or (ii) has been threatened in writing to be charged with or received notice of any violation of any applicable Law or Permit.
     (b) Except as set forth on Section 3.16 of the Company Disclosure Letter or as would not have, either individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries has and maintains in full force and effect, and is in compliance with, all Permits necessary for the Company and each of its Subsidiaries to carry on their respective businesses as currently conducted; and (ii) neither the Company nor any of its Subsidiaries has received written notice that the Governmental Entity or the Person issuing or authorizing any such Permit intends to terminate, refuse to renew or reissue or otherwise adversely restrict any such Permit.
     (c) Except as set forth on Section 3.15(c) of the Company Disclosure Letter or as would not have, either individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries, meets all of the requirements of participation and payment of Medicare, Medicaid, any other state or federal government health care programs, and any other public or private third party payor programs (collectively, “Programs”) that the Company and/or any of its Subsidiaries, as applicable, participates in or receives payment from, and (ii)

there is no investigation, audit, claim review, or other action pending or, to the knowledge of the Company, threatened which could result in the Company’s or any of its Subsidiaries’ exclusion from any Program and neither the Company nor any of its Subsidiaries has received notice of any such investigation, audit, claim review or other action.
     3.16 Environmental Matters. Except as set forth on Section 3.16 of the Company Disclosure Letter or as would not have, either individually or in the aggregate, a Material Adverse Effect:
     (a) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws;
     (b) neither the Company nor any of its Subsidiaries has received any written notice of alleged, actual or potential responsibility for, or any written inquiry or written notice of an investigation regarding, any Release or threatened Release of Hazardous Substances at the Owned Real Property or the Leased Real Property or alleged violation of, or non-compliance with, any Environmental Law, nor does the Company have knowledge of any information which might form the basis of any such notice or claim, except in each case for such notices or inquiries as would not reasonably be expected to require remedial action by or result in liability of the Company or any of its Subsidiaries under applicable Environmental Laws;
     (c) no written notice, demand, citation, summons, complaint or order has been received or consent decree or settlement has been entered into by, or is pending against, the Company or any of its Subsidiaries that remains outstanding or unresolved, or, to the knowledge of the Company, is threatened by any Person against the Company or any of its Subsidiaries with respect to any alleged violation of, or liability under, any applicable Environmental Laws;
     (d) no penalty has been assessed against the Company or any of its Subsidiaries that remains outstanding or unresolved, with respect to any alleged violation of, or liability under, any applicable Environmental Laws;
     (e) to the Company’s knowledge, none of the Owned Real Property or Leased Real Property contains any Hazardous Substances as a result of any activity of the Company or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws; and
     (f) the Company does not have knowledge of any potential liabilities that may be imposed on the Company or any of its Subsidiaries as a result of the Company or any of its Subsidiaries having transported or having arranged for the transportation of Hazardous Substances to an off-site location that remain outstanding and unresolved.
     3.17 Affiliated Transactions. Except as set forth on Section 3.17 of the Company Disclosure Letter or in the Company SEC Reports, the Company has no knowledge that any officer, director, stockholder or Affiliate of the Company is a party to any material agreement, contract, commitment or transaction with the Company or its Subsidiaries that has any continuing obligations or has any material interest in any material property used by the Company or its Subsidiaries.

     3.18 Labor and Other Employment Matters.
     (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no work stoppage, slowdown, lockout, labor strike, material arbitration or other material labor dispute against the Company or any of its Subsidiaries by employees is pending or threatened, (ii) neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (iii) to the Company’s knowledge, the Company and each of its Subsidiaries are in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wage and hours, (iv) there are no material pending claims against the Company or any of its Subsidiaries for workers’ compensation or long term disability benefits not covered under the Company’s or any of its Subsidiaries’ insurance policies and (v) there are no material controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their respective current or former employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity. As of the date of this Agreement, no employee of the Company or any of its Subsidiaries, at the officer level or above, has given notice to the Company or any of its Subsidiaries that any such employee intends to terminate his or her employment with the Company or any of its Subsidiaries.
     (b) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining contract with a labor union or labor organization, nor is any such contract presently being negotiated. To the knowledge of the Company, there are no campaigns being conducted to solicit cards from employees of the Company or any of its Subsidiaries to authorize representation by any labor organization.
     (c) The Company has listed in Section 3.18(c) of the Company Disclosure Letter and has made available to Parent true and complete copies of (i) all severance and employment agreements with directors, officers or employees of or consultants to the Company or any of its Subsidiaries, (ii) all severance programs and policies of each of the Company and each of its Subsidiaries with or relating to its employees, and (iii) all plans, programs, agreements and other arrangements of each of the Company and each of its Subsidiaries with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as listed on Section 3.18(c) of the Company Disclosure Letter, in no event will the execution and delivery of this Agreement or any other related agreement, the consummation of the transactions contemplated hereby or thereby, or the stockholder approval of the Merger (either alone or in conjunction with any other event, such as termination of employment) (x) result in material payments (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any current or former director or any current or former employee or consultant of the Company or any of its Subsidiaries or Affiliates from the Company or any of its Subsidiaries or Affiliates under any Employee Benefit Plan or otherwise, (y) significantly increase any benefits otherwise payable under any Employee Benefit Plan or otherwise, or (z) result in any acceleration of the time of payment or vesting of any material benefits.

     (d) To the Company’s knowledge, each current and former employee of the Company or any of its Subsidiaries who is or was engaged in the invention of products for the Company or any of its Subsidiaries has executed a written contract obligating such Person to assign to the Company or such Subsidiary all of his or her right, title and interest in any such invention, except where the failure to have executed such a written contract would not, individually or in the aggregate, have a Material Adverse Effect.
     3.19 Brokerage. Except as set forth on Section 3.19 of the Company Disclosure Letter, no Person is entitled to any investment banking fees, brokerage, commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company for which Parent could become liable or obligated.
     3.20 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the preliminary and definitive proxy statements to be filed by the Company with the SEC in connection with the Merger (collectively, the “Proxy Statement”), or in any other documents to be filed with SEC in connection with the transactions contemplated by this Agreement, will, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company, which is required to be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent and cause the Proxy Statement to be withdrawn, modified or supplemented. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.
     3.21 Fairness Opinion. The Company’s Board of Directors has received an opinion from its financial advisor, Banc of America Securities LLC, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of the Company Common Stock pursuant to this Agreement is fair from a financial point of view to the holders of Company Common Stock.
     3.22 Vote Required. The approval of the majority of the shares of Company Common Stock entitled to vote and outstanding on the record date for such vote (the “Company Requisite Vote”) is the only vote of any class or series of the capital stock of the Company required to approve this Agreement and the transactions contemplated by this Agreement.
     3.23 Takeover Statutes and Rights Plan. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203), and any other Law, will not apply to Parent and Merger Sub during the pendency of this Agreement, including the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement. The Board of Directors of the Company has approved the Merger, this Agreement and the transactions contemplated by this Agreement, and such approval is sufficient to render, with respect to the Merger, this Agreement and the transactions contemplated by this Agreement, the rights of the holders of the Company Common Stock to acquire Company Common Stock or any shares of capital stock of the Company or any of its Subsidiaries under the Rights Agreement inapplicable such that, upon consummation of the Merger as contemplated by this Agreement, the rights issued under the Rights Agreement shall expire in accordance with the terms of the Rights Agreement and not become exercisable as a result of the Merger or any of the transactions contemplated by this Agreement, and the Rights Agreement shall terminate in accordance with its terms without any payments being made or due and payable by the Company or any of its Subsidiaries or Parent or any of its Subsidiaries.
     3.24 FDA Compliance. Except as set forth on Section 3.24 of the Company Disclosure Letter, or as would not have, either individually or in the aggregate, a Material Adverse Effect, to the Company’s knowledge:
     (a) (i) neither the Company nor any of its Subsidiaries is subject to any obligation arising under any consent decree, consent agreement, Official Action Indicated (OAI) status, warning letter or other notice, response or commitment made to or with the FDA, DEA or any comparable Governmental Entity; (ii) the Company and each of its Subsidiaries has made all notifications, submissions, information and reports required by any such obligation, and (iii) all such notifications, submissions, information and reports were true, complete and correct in all material respects as of the date of submission to FDA, DEA or any comparable Governmental Entity.
     (b) (i) since January 1, 2003, no products manufactured, marketed or sold by the Company or any of its Subsidiaries have been withdrawn, recalled or subject to a field correction or safety alert (whether voluntarily or otherwise), or been subject to a suspension of manufacturing; and (ii) there are no facts or circumstances reasonably likely to cause (x) the denial, withdrawal, recall, field notification, field correction, safety alert or suspension of manufacturing relating to any Company product; (y) a material change in the labeling of any Company product; or (z) a termination, seizure or suspension of marketing of any Company product.
     (c) neither the Company nor any of its Subsidiaries has received any notices, correspondence or other communication from the FDA or any other Governmental Entity requiring the termination, suspension or material modification of any clinical trials conducted by, or on behalf of, the Company or such Subsidiary, or in which the Company or such Subsidiary has participated, and there is no reason to believe that the FDA or any other Governmental Entity is considering such action.
     3.25 Disclosure of Information Related to the FDA OAI Matter. With respect to the FDA OAI Matter, to the Company’s knowledge, the Company has not intentionally withheld from Parent any material correspondence with the FDA or final consultant reports or final internal studies, in any event created on or after July 1, 2004, which (i) were requested by Parent or its Representatives during the due diligence process and (ii) expressly contain information which has had a material adverse effect on the properties, assets, liabilities, business, results of operations, financial condition of the Company and its Subsidiaries taken as whole.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Except as set forth in this Agreement, Parent and Merger Sub jointly and severally represent and warrant to the Company that:
     4.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.
     4.2 Authorization; Valid and Binding Agreement. Each of Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate, on the terms and subject to the conditions of this Agreement, the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. As of the date of this Agreement, the Board of Directors of Parent and the Board of Directors of Merger Sub have each approved and adopted this Agreement and the Merger at meetings duly called and held, and Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the Merger. No vote of the stockholders of Parent is required to approve and adopt this Agreement and the Merger.
     4.3 Government Filings; No Violations. Except for (i) the applicable requirements, if any, of state securities or Blue Sky Laws, (ii) the pre-merger notification requirements of the HSR Act, (iii) filings under the Securities Act and the Exchange Act, (iv) any filings required under the rules and regulations of the New York Stock Exchange, and (v) the filing of the Certificate of Merger pursuant to the DGCL, the execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated by this Agreement do not (A) conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of Parent or Merger Sub, (B) require any authorization, consent, approval, exemption or other action by or notice to any court or Governmental Entity, including without limitation the FDA and the DEA, (C) conflict with or result in a breach of the provisions of Parent’s or Merger Sub’s certificate of incorporation or bylaws, (D) conflict with, give rise to the right to modify, result in the termination of, or accelerate the performance required by, or result in a right of termination under, require any offer to repurchase any debt, require any prepayment of any debt, or result in a breach of any contract, agreement, lease, mortgage, note, indenture or instrument to which

Parent or Merger Sub or any of their respective Subsidiaries is bound, or (E) conflict with or result in a breach of any Law to which Parent or Merger Sub is subject, other than, in the case of (A), (B), (D), or (E) above, as would not, individually or in the aggregate, have a material adverse effect to the Parent. Neither Parent nor Merger Sub is subject to any outstanding judgment, order or decree of any court or Governmental Entity that could prohibit or adversely affect its respective ability to enter into this Agreement or consummate the transactions contemplated by this Agreement.
     4.4 Litigation. There are no actions, suits, claims, investigations, arbitrations or proceedings pending or, to Parent’s knowledge, threatened against Parent or Merger Sub before or by any court, arbitrator or Governmental Entity that, individually or in the aggregate, would materially and adversely affect Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
     4.5 Brokerage. There are no claims for investment banking fees, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent or Merger Sub for which the Company could become liable or obligated.
     4.6 Sufficient Funds. A true and correct copy of the financing commitment letter, dated March 12, 2006, from CIBC World Markets Corp. to Parent (the “Commitment Letter”), as in effect on the date hereof, has been delivered to the Company. At Closing, Parent will have sufficient funds to consummate the transactions contemplated by this Agreement. The Commitment Letter contains all of the conditions precedent to the obligations of the lender thereunder to make the funds contemplated thereby available to Parent and the Merger Sub on the terms contained therein. The Commitment Letter, in the form so delivered, is valid and in full force and effect as of the date of this Agreement. As of the date of this Agreement, Parent has paid or has caused to be paid, any and all commitment or other fees required to be paid pursuant to the terms of the Commitment Letter on or before the date of this Agreement.
     4.7 Information Supplied. The information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement or in any other documents to be filed with the SEC in connection with the transactions contemplated by this Agreement, will not contain, on each relevant filing date and on the date of the mailing to the Company’s stockholders and at the time of the Stockholders’ Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event relating to parent or any of its Affiliates, officers or directors should be discovered by Parent that is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in the Proxy Statement.
     4.8 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted and will conduct its operations prior to the Effective Time only as contemplated by this Agreement. All shares of capital stock of Merger Sub are owned directly by Parent.
     4.9 Interested Stockholder. None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or has been within the last three years, an “interested stockholder” of the Company as those terms are defined in Section 203 of the DGCL.
     4.10 Investigation by Parent; No Knowledge of Misrepresentations or Omissions Relating to FDA OAI. With respect solely to the Company’s material FDA correspondence or final consultant reports or final internal studies related to the FDA OAI Matter that were created on or after July 1, 2004 (the “Section 3.25 Documents”):
     (a) Parent has conducted its own independent investigation, review and analysis of the Section 3.25 Documents, which investigation, review and analysis was done by Parent and, to the extent Parent deemed appropriate, by its Representatives. To Parent’s knowledge, Parent represents that it and its Representatives have been provided adequate access to the Section 3.25 Documents.
     (b) Except for the representations and warranties of the Company set forth in Section 3.25, Parent acknowledges that none of the Company, any of its Subsidiaries or any of their respective directors, officers, stockholders, employees, affiliates, controlling persons or Representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the Section 3.25 Documents.
     (c) Parent has no knowledge that the representations and warranties contained in Section 3.25 in this Agreement (disregarding for such purposes the words “to the Company’s knowledge” and “intentionally” in Section 3.25) are untrue or incorrect in any respect.
ARTICLE V
CERTAIN PRE-CLOSING COVENANTS
     5.1 Conduct of the Business. The Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by Law or to the extent Parent shall otherwise consent in writing, which decision regarding any such consent shall not be unreasonably withheld, conditioned or delayed:
     (a) the Company shall conduct its business in all material respects only in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to (i) subject to prudent management of workforce needs and ongoing programs currently in force, preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates, (ii) maintain and keep material properties and assets in good repair and condition and (iii) except in connection with the FDA OAI Matter, maintain in full force and effect all material governmental Permits pursuant to which the Company or any of its Subsidiaries currently operates;

     (b) the Company shall not, and shall not permit any of its Subsidiaries to, (i) issue, sell or redeem any shares of its or its Subsidiary’s capital stock, (ii) issue, sell or redeem any securities convertible into, or options with respect to, warrants to purchase, or rights to subscribe for, any shares of its or its Subsidiary’s capital stock (other than the issuance of Company Common Stock pursuant to the terms of the Company ESPP or upon the exercise of Company Options or pursuant to terms of Company RSUs granted prior to the date hereof under the Company Equity Plans), (iii) to amend or terminate any Company Equity Plan, (iv) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization, (v) amend its or its Subsidiary’s certificate or articles of incorporation or bylaws (or equivalent organizational documents), (vi) make any acquisition of, or investment in, assets or stock (whether by way of merger, consolidation, tender offer, share exchange or other activity), (vii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to the Company or any of its Subsidiaries by a Subsidiary of the Company, (viii) merge or consolidate with any person (other than mergers among wholly owned Subsidiaries of the Company and mergers between the Company and its wholly owned Subsidiaries), or (ix) except in connection with the FDA OAI Matter, enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any of their respective affiliates or any successor thereto from engaging or competing in any line of business or in any geographic area which agreements or arrangements would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
     (c) except for transactions among the Company and its Subsidiaries or as otherwise provided in the Company Disclosure Letter, not incur or become contingently liable with respect to any material indebtedness for borrowed money other than borrowings in the ordinary course of business;
     (d) the Company shall not enter into or amend any employment, severance or change in control agreement with respect to termination of employment or other similar arrangements or agreements with any directors, executive officers or employees, except (i) pursuant to previously existing contractual arrangements or policies, (ii) pursuant to agreements entered into with a person who is not already an employee and is hired or promoted by the Company or one of its Subsidiaries after the date of this Agreement in the ordinary course of business, or (iii) for any amendment that is necessary or advisable to comply with Section 409A of the Code without materially increasing the benefits provided to any Person;
     (e) the Company shall not (i) materially increase the salary or monetary compensation of any directors, executive officers or employees whose current annual base salary is in excess of $150,000 (“Key Employee”), except (A) for increases in the ordinary course of business (but in no event shall (1) the aggregate increase in base salary for Key Employees exceed 5% of the aggregate base salary paid to such Key Employees in the year ended December 31, 2005 or (2) the increase of any Key Employee’s base salary exceed 10% of such Key Employee’s base salary as of the date of this Agreement, except in connection with the assumption by such Key Employee of new or additional responsibilities), (B) pursuant to previously existing contractual arrangements, (C) to respond to offers of employment made by third parties or (D) as set forth on Section 5.1(e) of the Company Disclosure Letter or (ii) establish, adopt, enter into or materially amend any collective bargaining agreement;

     (f) the Company shall not accelerate, amend or change the period of exercisability or vesting of options, restricted stock, restricted stock unit or similar awards under any Company Equity Plan or authorize cash payments in exchange for any options or other awards granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;
     (g) except in connection with the FDA OAI Matter, the Company shall not waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;
     (h) the Company shall not adopt, enter into or amend to materially increase benefits, liability, or obligations of any the Employee Benefit Plan or to accelerate the payment of benefits under any Employee Benefit Plan, except (i) in the ordinary course of business; (ii) as involves any such then existing plans, agreements, trusts, funds or arrangements of any company acquired after the date hereof as permitted by this Agreement; or (iii) as required by the terms of the Employee Benefit Plans or pursuant to existing contractual arrangements or this Agreement;
     (i) except as set forth on Section 5.1(i) of the Company Disclosure Letter, the Company shall not make any capital expenditures;
     (j) except as set forth on Section 5.1(j) of the Company Disclosure Letter, the Company shall not make or change any material Tax election, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended material Tax Return unless a copy of such Tax Return has been first delivered to Parent for its review and consent (which consent shall not be unreasonably withheld) at a reasonable time prior to filing, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, or agree or commit to take any of the foregoing actions;
     (k) the Company shall not permit or cause any Subsidiary to take any of the actions listed in Section 5.1(b) — (j) or agree or commit to do any of such actions; or
     (l) the Company shall not agree in writing or otherwise to take any of the actions listed in Section 5.1(b) — (k).
     5.2 No Control of the Company’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. For the avoidance of doubt, nothing in this Agreement shall be construed as prohibiting or requiring the consent of Parent with respect to any of the matters described on Section 5.2 of the Company Disclosure Letter.

ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Proxy Statement. As promptly as reasonably practicable after the execution of this Agreement, and in any event not later than 30 calendar days from the date of this Agreement (unless otherwise requested by Parent), the Company, in consultation with Parent, shall prepare and file a preliminary Proxy Statement with the SEC. As promptly as reasonably practicable after any comments are received from the SEC thereon (or upon notice from the SEC that no such comments will be made), the Company shall, in consultation with Parent, prepare and file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company will notify Parent promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement, and shall promptly provide to Parent copies of such comments and other correspondence from the SEC or its staff. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform Parent of such occurrence and shall, in consultation with Parent, file with the SEC or its staff, and/or mail to stockholders of the Company, such amendment or supplement. The Company shall provide Parent (and its counsel) with a reasonable opportunity to review and comment on the preliminary Proxy Statement and all subsequent forms or versions of or amendments or supplements to the Proxy Statement prior to filing such with the SEC. The Company shall take into good faith consideration all of Parent’s reasonable comments to each version of, or amendment or supplement to, the Proxy Statement. The Company will provide Parent with a copy of all such filings made with the SEC. The Company will promptly cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the definitive Proxy Statement is filed with the SEC. Subject to Section 6.5(e), the Proxy Statement shall contain the unqualified recommendation of the Company’s Board of Directors that the Company’s stockholders vote in favor of the approval and adoption of this Agreement and the Merger.
     6.2 Meeting of Company Stockholders. The Company shall take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to duly call, hold and convene a meeting of its stockholders, promptly following the mailing of the definitive Proxy Statement to such stockholders, to vote upon the adoption and approval of this Agreement and approval of the Merger (the “Stockholders’ Meeting”) to be held as promptly as reasonably practicable. Subject to the provisions of Section 6.5(e), the Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting.
     6.3 Access to Information; Confidentiality.

     (a) Subject to (i) applicable Law, (ii) any attorney/client, attorney work product and other legal privileges, and (iii) any confidential agreements to which the Company is a party or subject and which agreements are in existence on the date of this Agreement, the Company will provide and will cause its Subsidiaries and its and their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, “Representatives”) to provide Parent and Merger Sub and their respective authorized Representatives, during normal business hours and upon reasonable advance notice access to the personnel, offices, properties, contracts, commitments, books and records of the Company (so long as such access does not unreasonably interfere with the operations of the Company) as Parent or Merger Sub may reasonably request; provided, however, that access for the purposes of conducting an environmental assessment or investigation of the properties shall be limited to the performance of (i) a Phase I environmental assessment by an environmental consultant retained by Parent or Merger Sub or their Representatives, at their sole cost and expense, and reasonably acceptable to the Company, in accordance with a Phase I scope of work generally followed by nationally recognized environmental consulting firms or in accordance with the protocol established by the American Society for Testing and Materials, Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527 00 (or any amendments or updates thereto) and (ii) any other investigations recommended in such Phase I environmental assessment. In no event shall any Phase I environmental assessment involve any intrusive testing or sampling of the soil, groundwater or other environmental media without the prior written consent of the Company. A copy of all such Phase I environmental reports shall be provided to the Company promptly upon completion. With respect to any information disclosed pursuant to this Section 6.3, each of the parties shall comply with, and shall cause each of its Representatives to comply with, all of its obligations under the confidentiality agreement, dated January 17, 2005, as amended (the “Confidentiality Agreement”).
     (b) In addition, without limiting the foregoing, the Company shall (i) use reasonable best efforts to the extent permitted by applicable Law, to provide Parent with reasonable advance notice of intended substantive written or electronic communications with any U.S. Governmental Entity regarding the FDA OAI Matter, to allow Parent to review and comment on such communications, (ii) promptly provide Parent with (A) full, complete and accurate copies of all substantive correspondence between the Company or any of its Representatives and any Governmental Entity or its staff regarding the FDA OAI Matter, (B) a full, accurate and complete copy of any minutes of any daily “close-out” meetings relating to FDA inspections of the Company’s manufacturing facility in Davie, Florida, and (C) a written description of all material oral communications between the Company and any U.S. Governmental Entity or its staff regarding the FDA OAI Matter that are not otherwise reflected in the minutes of any daily “close-out” meetings, (iii) make available to Parent all material information, files and records concerning and regarding the FDA OAI Matter, as Parent may reasonably request, except during the conduct of FDA inspections, (iv) afford Parent and its Representatives reasonable access to the Company’s officers and Representatives regarding the FDA OAI Matter, and (v) keep Parent fully informed of all material information and developments regarding the FDA OAI Matter. To the extent reasonably practicable and permitted by applicable Law, and not objectionable by any Governmental Entity, the Company shall not and shall not permit its Representatives to, participate independently in any meeting, following the completion of the FDA’s inspection of the Company’s Davie manufacturing facility (which commenced on March 6, 2006), with any Governmental Entity regarding the FDA OAI Matter, without giving Parent prior notice of such meeting and the opportunity to attend or participate in a manner supportive of the Company. The Company shall consider the views and comments of Parent and its Representatives with respect to all substantive communications and disclosures made to any Governmental Entity or its staff and other material actions taken regarding the FDA OAI Matter, but may, notwithstanding anything to the contrary in this Agreement (including, without limitation, Section 5.1), determine in its sole discretion (i) the content of such communications and disclosures and (ii) all actions, including, without limitation, making and entering into any consent decrees, agreements, arrangements and other commitments and undertakings with such Governmental Entity or its staff; provided, however, that Parent preserves its rights under Section 7.2(c) in the event that any such actions result in a failure of the conditions set forth therein. The Company shall not take any action that is intended to delay any future inspection by the FDA or other U.S. Governmental Entity of its manufacturing facilities without the prior written consent of Parent (other than a delay that has a legitimate business purpose).
     6.4 Contact with Employees, Customers and Suppliers. Prior to the Closing, except in the ordinary course of Parent’s business or as provided in Section 6.3(b), each of Parent and Merger Sub shall not, and shall cause their respective Representatives and Affiliates to not, contact or otherwise communicate with the employees (other than executive officers), customers and suppliers of the Company and its Subsidiaries regarding the business of the Company without the prior written consent of the Company.
     6.5 No Solicitations of Transactions.
     (a) Neither the Company nor any of its Subsidiaries nor any of the officers, directors or employees of the Company or its Subsidiaries shall, and the Company shall instruct and use its reasonable best efforts and act in good faith to cause its Representatives not to, directly or indirectly, (i) solicit, initiate, induce or knowingly encourage or knowingly take any other action to facilitate any inquiry with respect to, or the making, submission or announcement of any Acquisition Proposal, or (ii) participate in, induce or knowingly encourage any discussion or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes or may reasonably be expected to lead to, an Acquisition Proposal. The Company and its Subsidiaries and their officers, directors and employees will immediately cease, and the Company shall instruct and use its reasonable best efforts to cause its Representatives to cease, any and all existing discussions or negotiations with any Person with respect to an Acquisition Proposal. The Company shall as soon as practicable demand that each Person which has within the 12 months prior to the date of this Agreement executed a confidentiality agreement with the Company or any of its Affiliates or Subsidiaries or any of its or their Representatives with respect to such Person’s consideration of a possible Acquisition Transaction to immediately return or destroy (which destruction shall be certified in writing by such Person to the Company) all confidential information heretofore furnished by the Company or any of its Affiliates or Subsidiaries or any of its or their Representatives to such Person or any of its Affiliates or Subsidiaries or any of its or their Representatives.

     (b) Notwithstanding the provisions of Section 6.5(a), the Company may, in response to an unsolicited, bona fide written Acquisition Proposal from a Person which the Company’s Board of Directors determines in good faith, after consultation with a nationally recognized, independent financial advisor and the Company’s outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Proposal (as hereinafter defined), take the following actions; provided that (x) the Company has first given Parent a written notice that states that the Company has received such Acquisition Proposal and otherwise includes the information set forth in Section 6.5(c), and (y) such Acquisition Proposal was made after the date hereof and did not otherwise result from a breach of this Section 6.5: furnish information to, or enter into discussions or negotiations with, such Person if, prior to taking such action, the Company shall have received from such Person an executed confidentiality agreement in reasonably customary form relating to the confidentiality of information to be provided to such Person; provided that such confidentiality agreement with respect to an Acquisition Proposal shall not be any less protective to the Company than the provisions of the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making of, or amendment to, an Acquisition Proposal) and contemporaneously with furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (or, with respect to any such nonpublic information that has previously been furnished to Parent or its Representatives, delivers a list identifying such nonpublic information to Parent).
     (c) As promptly as practicable (and, in any event, within 48 hours) after receipt of an Acquisition Proposal or any request for nonpublic information or any discussions or inquiries which is reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Parent with written notice of the material terms and conditions of such Acquisition Proposal, discussion, request or inquiry, and the identity of the Person or group making such Acquisition Proposal, discussion, request or inquiry, and a copy of all written materials provided in connection with any such Acquisition Proposal, discussion, request or inquiry. After receipt of such Acquisition Proposal, discussion, request or inquiry, the Company shall promptly keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments and any withdrawals or abandonment) of any such Acquisition Proposal, discussion, request or inquiry and shall promptly provide to Parent a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.
     (d) For a period of three business days after Parent’s receipt of the notice of an Acquisition Proposal described in Section 6.5(c) or Section 6.5(e)(x), the Company shall, if requested by Parent, negotiate in good faith with Parent. The terms and conditions of this Section 6.5 shall also apply to any discussion with or inquiry or proposal made by any Person who withdraws or substantively amends a Superior Proposal or who made an Acquisition Proposal that once constituted a Superior Proposal and that no longer constitutes a Superior Proposal (after withdrawal or after such time as such Acquisition Proposal no longer constitutes a Superior Proposal).
     (e) Neither the Company’s Board of Directors nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company’s Board of Directors of this Agreement or the Merger, or (ii)

approve, recommend or otherwise declare advisable, or publicly propose to approve or recommend, an Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Company’s Board of Directors or any committee thereof may take any or all of the actions described in (i) and (ii) above (in each case, a “Change of Recommendation”) if, prior to receipt of the Company Requisite Vote:
          (w) the Company’s Board of Directors shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be likely to constitute a violation of its fiduciary duties under applicable Law;
          (x) the Company’s Board of Directors has notified Parent in writing of the determination described in clause (w) above; and
          (y) in the case of any such actions taken in connection with an Acquisition Proposal, at least three business days following receipt by Parent of the notice required pursuant to clause (x) above, and taking into account any revised proposal made by Parent since receipt of such notice, the Company’s Board of Directors maintains its determination described in clause (w) above.
     (f) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that if such disclosure does not reaffirm the Company Recommendation or has the substantive effect of withdrawing or adversely qualifying or modifying the Company Recommendation, Parent shall have the right to terminate this Agreement as forth in Section 8.1(d).
     6.6 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will (and will cause its Affiliates to) promptly and in all events done in a manner to be successfully accomplished and completed prior to the Outside Date, use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including obtaining all necessary consents, waivers, approvals, authorizations, Permits or orders from all Governmental Entities or other Persons, including responding to additional inquiries or requests for additional information from any Governmental Entity; provided, however, that in no event shall the Company or any of its Affiliates be required to pay prior to the Effective Time any fee, penalties or other consideration to any third party to obtain any consent or approval required for the consummation of the Merger under any contract or agreement. Each party shall also (and will cause its Affiliates to) refrain from taking, directly or indirectly, any action (including making acquisitions), that would be reasonably likely to result in a failure of any of the conditions to the Merger in this Agreement being satisfied or restrict such party’s ability to consummate the Merger and the other transactions contemplated by this Agreement.
     6.7 Regulatory Filings.

     (a) Without limiting the generality of the obligations of the parties pursuant to Section 6.6, the parties shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from any parties to any contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (ii) in seeking and obtaining any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith. To the extent reasonably practicable, the parties or their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their respective Subsidiaries that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Each of the Company and Parent promptly shall notify and provide a copy to the other party of any written communication received from any Governmental Entity with respect to any filing or submission or with respect to the Merger and the other transactions contemplated by this Agreement. Each of the Company and Parent shall give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filing or any such transaction. To the extent reasonably practicable, neither the Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive communication with any Governmental Entity in respect of any such filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and to the extent permitted by applicable Law and the applicable Governmental Entity, without giving the other party the opportunity to attend or participate. To the extent permitted by applicable Law, the parties to this Agreement will consult and cooperate with one another in connection with any analyses, appearance, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any party to this Agreement in connection with proceedings under or related to the HSR Act.
     (b) The parties (i) shall use their respective reasonable best efforts to take or cause to be taken such actions as may be required to be taken under the Exchange Act and state securities or applicable Blue Sky Laws in connection with the Merger, and (ii) promptly shall prepare and file all necessary documentation, effect all necessary applications, notices, petitions and filings, and use all reasonable best efforts to obtain all necessary consents from any Governmental Entities necessary to consummate the Merger.
     (c) In the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, Parent and the Company hereby agree to the prompt use of their respective reasonable best efforts to take any and all steps necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, oppose or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation by the Outside Date. In addition, Parent and the Company shall promptly use their respective reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement. For the purposes of this Section 6.7, reasonable best efforts shall include, without limitation, (i) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any person, entity or Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions and (ii) except for the Divestiture (as defined below) by Parent of any assets or businesses of Parent that would have a material adverse effect on the business or financial condition of Parent on a post-Merger basis, the offer and agreement by Parent and the Company, regardless of the consideration, to divest, sell, license or otherwise dispose of (including holding separate pending such disposition) (collectively, “Divestiture”), and, notwithstanding anything to the contrary in this Agreement, to effect the Divestiture prior to the Outside Date of, such assets, control, categories of assets or businesses or any or all other segments of the Company, the Surviving Corporation and Parent and the respective Subsidiaries thereof (and the entry into agreements with, and submission to orders of, the relevant Governmental Entity giving effect thereto) if such action in whole or in part (A) results in obtaining clearance under the HSR Act and (B) removes any such actual, anticipated or threatened injunction or other objection (which would have the effect of delaying beyond the Outside Date or preventing the consummation of the transactions contemplated by this Agreement), order, decree, decision, determination or judgment prior to the Outside Date. In no event shall any Divestiture be required, which is not conditioned upon the consummation of the Merger.
     (d) Subject to (i) Section 6.7(a), (ii) Parent’s use of its reasonable best efforts pursuant to Section 6.7(c) and (iii) compliance with the other provisions of Section 6.7(c), Parent shall have the right to (i) propose, negotiate, offer to commit and effect, by consent decree, hold separate order or otherwise, the Divestiture of such assets of Parent, the Surviving Corporation, or either’s respective Subsidiaries as may be required to resolve such objections, suits, orders, decrees, decisions, determinations or judgments and (ii) determine and direct the strategy and process by which the parties will seek required approvals under the Antitrust Laws.
     6.8 Certain Notices. From and after the date of this Agreement until the Effective Time, each of the Company and Parent shall promptly notify the other party of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not cure any breach of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the party receiving such notice.
     6.9 Public Announcements. Parent and the Company shall consult with and obtain the approval (not to be unreasonably withheld) of the other party before issuing any press release or other public announcement with respect to the Merger or this Agreement and shall not issue any such press release prior to such consultation and approval, except as may be required by applicable Law or any listing agreement related to the trading of the shares of either party on any securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement; provided, however, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company and do not reveal non-public information regarding the other party.
     6.10 Indemnification of Directors and Officers.
     (a) From and after the Effective Time, Parent shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, officer and employee of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, however, that Parent shall not be required to indemnify any Indemnified Party pursuant hereto if it shall be determined that the Indemnified Party acted in bad faith and not in a manner such Indemnified Party believed to be in or not opposed to the best interests of the Company.
     (b) For six years from the Effective Time, Parent shall, or shall cause the Surviving Corporation to, cause to be maintained in effect for the benefit of the Company’s directors and officers an insurance and indemnification policy with an insurer with a Standard & Poor’s rating of at least A that provides coverage for acts or omissions occurring prior to the Effective Time (the “D&O Insurance”) covering each such person currently covered by the officers’ and directors’ liability insurance policies of the Company on terms with respect to coverage and in amounts no less favorable than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the annual premium currently paid by the Company for such coverage; provided, further, that if the annual premiums for such insurance coverage exceed 250% of such annual premium, Parent shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. Parent may satisfy its obligations under this Section 6.10(b) by purchasing a “tail” policy from an insurer with a Standard & Poor’s rating of at least A under the Company’s existing directors’ and officers’ insurance policy, which (i) has an effective term of six years from the Effective Time, (ii) covers each person currently covered by the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms that are no less favorable than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement.

     (c) Parent shall, and shall cause the Surviving Corporation to, cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) certificate of incorporation and bylaws provisions with respect to indemnification and advancement of expenses that are at least as favorable to the intended beneficiaries as those contained in the Company’s certificate of incorporation and bylaws as in effect on the date of this Agreement. The obligations of Parent and the Surviving Corporation under this Section 6.10 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.10 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.10 applies shall be third party beneficiaries of this Section 6.10).
     (d) The provisions of this Section 6.10 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
     (e) In the event that Parent, the Surviving Corporation, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification and other obligations set forth in this Section 6.10.
     6.11 Employee Benefits.
     (a) From and after the Effective Time, Parent shall assume and honor, or shall cause the Surviving Corporation and its Subsidiaries to honor, all Employee Benefit Plans and all Employee Agreements in accordance with their terms as in effect immediately before the Effective Time. For a period of not less than eighteen months following the Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries who continues to be employed by Parent or its current or future Subsidiaries (including the Surviving Corporation) (the “Company Employees”) (i) salary and bonus that are, in the aggregate, substantially comparable to those provided to such Company Employees immediately before the Effective Time and (ii) employee benefits (excluding any equity-based compensation or benefits) that are, in the aggregate, substantially comparable to those provided to similarly situated employees of Parent. Nothing herein shall require Parent to continue any particular Employee Benefit Plan or prevent the amendment or termination thereof (subject to the requirements of this Section 6.11); provided, however, that Parent shall not take, or cause to be taken, any action (by way of amendment, termination or otherwise) which is in violation of the terms of any Employee Benefit Plan or applicable Law, nor shall Parent take, or cause to be taken, any such action which requires the consent, waiver or agreement of the affected employee (or such employee’s beneficiary or dependent) without first obtaining such consent, waiver or agreement.
     (b) For all purposes (other than benefit accrual under defined benefit pension plans) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any

Company Employees after the Effective Time (collectively, the “New Plans”), except as would result in a duplication of benefits, each Company Employee shall be credited with all years of service for which such Company Employee was credited before the Effective Time under any similar Employee Benefit Plan. In addition and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under an Employee Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (B) such Company Employee has satisfied all applicable waiting time and other eligibility requirements under the Old Plan that is being replaced by the New Plan; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall use reasonable best efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and any expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; provided, however, that if the plan year of the Old Plan and plan year of the New Plan are not the same, Parent shall only be required to use reasonable efforts to cause expenses incurred to be taken into account under the New Plan if such expenses would have been taken into account under the New Plan if the employee had been enrolled in the New Plan at the time such expense was incurred.
     (c) At the request of Parent, the Company and its Subsidiaries shall terminate any and all 401(k) plans of the Company and its Subsidiaries (the “Company Savings Plan(s)”), effective at least five days prior to the Effective Time. In the event that Parent requests that such Company Savings Plan(s) be terminated, (i) the Company and its Subsidiaries shall provide Parent with evidence that such Company Savings Plan(s) have been terminated pursuant to resolution (the form and substance of which shall be subject to review and approval by Parent, which approval shall not be unreasonably withheld) of the Board of Directors of the Company or its Subsidiary, effective at least three days prior to the Effective Time, (ii) Parent shall cause one or more of the New Plans that constitute a qualified defined contribution plan maintained for the benefit of participants under such terminated Company Savings Plans (the “Parent Savings Plan(s)”) to accept tax-free rollovers from such Company Savings Plan(s) with respect to accounts of the Company Employees, which rollover may consist of cash, a promissory note (as described below) or any combination thereof from such Company Savings Plan(s); (iii) none of the Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries shall place any such participant’s Company Savings Plan loan into default or declare a default with respect to any plan loan solely by reason of the termination of the Company Savings Plan(s) so long as such participant transfers such participant’s account balance under such terminated Company Savings Plan(s), together with the promissory note evidencing the plan loan and the applicable loan documentation, to the Parent Savings Plan(s) through a direct rollover on or as soon as administratively possible after the Effective Time, and prior to the time required by ERISA or the Code; (iv) Parent shall cause all active participants under the Company Savings Plans immediately prior to the Effective Time to be eligible immediately following the Effective

Time to participate in a Parent Savings Plan; and (v) the parties hereto shall amend the Company Savings Plan(s) and the Parent Savings Plan(s) to effect the foregoing provisions.
     (d) No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) with Parent or its current or future Subsidiaries (including the Company) and no provision of this Section 6.11 shall create any third party beneficiary rights.
     6.12 Section 16 Matters. Prior to the Effective Time the Board of Directors of the Company or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act of shares of Company Common Stock, Company Options or Company RSUs pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16 of the Exchange Act.
     6.13 Financing.
     (a) Without limiting Sections 6.3, 6.6 and 6.14, subject to applicable Law, the Company agrees to (i) provide reasonable cooperation, and to cause its Subsidiaries and their respective officers and employees to provide reasonable cooperation and (ii) use its commercially reasonable efforts to cause its independent auditors to provide reasonable cooperation, in connection with the arrangement of any financing to be consummated in order to fund the Merger Consideration to be paid pursuant to this Agreement (each, a “Financing”), including without limitation, reasonable participation (at Parent’s sole cost and expense) in meetings and road shows; making available information relating to the Financing reasonably requested by Parent; and reasonable assistance (at Parent’s sole cost and expense) in the preparation of offering memoranda, private placement memoranda and similar documents of Parent. Parent will use reasonable best efforts to minimize any disruption to the businesses of the Company and its Subsidiaries which may result from the requests for access, data and information under this Section 6.13(a). Notwithstanding the foregoing, in no event shall the Company be required to provide any cooperation with any Financing that involves the registration of any securities of the Company under the Securities Act.
     (b) Parent agrees to use its best efforts to arrange the Financing on the terms and conditions no less advantageous than those described in the Commitment Letter, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein and (ii) to satisfy all conditions applicable to Parent and Merger Sub in such definitive agreements that are within its control. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Parent shall use its reasonable best efforts to arrange to obtain any such portion from alternative sources as promptly as practicable following the occurrence of such event. Parent shall give the Company prompt notice of any material breach by any party of the Commitment Letter or any termination of the Commitment Letter. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing. For the avoidance of doubt, if the Financing (or any alternative financing) has not been obtained, Parent and Merger Sub shall continue to be obligated to consummate the Merger on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2 of this Agreement and to Parent’s rights under applicable subsections of Section 8.1.
     6.14 Disqualified Individuals. Not later than 30 days following the date of this Agreement, the Company shall provide Parent with a list of each “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1 who may be entitled to receive parachute payments, as defined in Section 280G(b)(2)(A) of the Code, but without regard to Section 280G(b)(2)(A)(ii) of the Code in connection with the consummation of the Transactions contemplated by this Agreement.
     6.15 Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.
ARTICLE VII
CONDITIONS
     7.1 Conditions to Obligations of Each Party under this Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated in this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:
     (a) Stockholder Approval. The Company Requisite Vote shall have been obtained.
     (b) HSR Act. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.
     (c) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and permanently enjoins or otherwise prohibits the consummation of the Merger.
     (d) No Pending Suit, Action or Proceeding by any Governmental Entity. There shall not be pending any suit, action or proceeding under the Antitrust Laws by any U.S. Governmental Entity in any court of competent jurisdiction seeking to prohibit the consummation of the Merger or that would otherwise have a material adverse effect on the properties, assets, liabilities, business, results of operations, or financial condition of Parent and its Subsidiaries, taken as a whole on a post-Merger basis; provided, however, that neither party may assert this condition if such party is in material breach of its obligations under Section 6.7.

     7.2 Conditions to Parent’s and Merger Sub’s Obligations. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated are also subject to the following conditions:
     (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not have, either individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect.
     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of an executive officer of the Company to the foregoing effect.
     (c) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement and be continuing (excluding the effects of any action taken by the Company or Parent, as the case may be, pursuant to Section 6.7).
     7.3 Conditions to the Company’s Obligations. The obligation of the Company to effect the Merger and the other transactions contemplated in this Agreement is also subject to the following conditions:
     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) would not have, either individually or in the aggregate, a material adverse effect on Parent. The Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect. For the purposes of this Section 7.3(a), a material adverse effect on Parent includes any event, change, development or occurrence that would prevent Parent from paying the Merger Consideration by the Outside Date.
     (b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of an executive officer of Parent to the foregoing effect.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of Company Requisite Vote, only as follows:
     (a) By mutual written consent of the Company and Parent, which consent shall have been approved by action of their respective Boards of Directors;
     (b) By written notice of either the Company or Parent, if the Merger shall not have been consummated prior to the date that is six months after the date of this Agreement (such date, as it may be extended as provided below, shall be referred to herein as the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date;
     (c) By written notice of either the Company or Parent, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party terminating this Agreement pursuant to this Section 8.1(c) shall have used its reasonable best efforts to have such order, decree or ruling lifted or vacated;
     (d) By written notice of Parent, if (i) the Company’s Board of Directors shall have effected a Change of Recommendation or resolved to do so; (ii) the Company’s Board of Directors shall have approved or recommended to the Company’s stockholders an Acquisition Proposal or resolved to do so; or (iii) a tender offer or exchange offer for shares of Company Common Stock is commenced (other than by Parent or any of its Affiliates) and the Company’s Board of Directors recommends that the Company’s stockholders tender their shares in such tender or exchange offer or such Board of Directors fails to recommend that the Company’s stockholders reject such tender or exchange offer within 10 business days after receipt of Parent’s request to do so;
     (e) By written notice of the Company, if the Board of Directors of the Company has determined that an Acquisition Proposal is a Superior Proposal; provided, however, that prior to any such termination, (i) the Company shall, pursuant to Section 6.5(d), if requested by Parent in connection with a revised proposal by it, negotiate in good faith for such three business day period with Parent, and (ii) the Board of Directors of the Company shall have concluded in good faith, as of the effective date of such termination, after taking into account any revised proposal by Parent during such three business day period, that such Acquisition Proposal is a Superior Proposal; provided, further, that the Company shall not have willfully, knowingly and materially breached any of its material obligations under Section 6.5; provided, further, that such termination shall not be effective until such time as payment of the Company Termination Fee required by Section 8.2(b) shall have been made by the Company;

     (f) By written notice of Parent (if Parent is not in material breach of its obligations or its representations and warranties under this Agreement), if there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 7.2(a) or 7.2(b) and (ii) cannot be cured prior to the Outside Date; provided, however, that Parent shall have given the Company written notice, delivered at least 20 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(f) and the basis for such termination;
     (g) By written notice of the Company (if the Company is not in material breach of its obligations or its representations and warranties under this Agreement), if there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 7.3(a) or 7.3(b) and (ii) cannot be cured prior to the Outside Date; provided, however, that the Company shall have given Parent written notice, delivered at least 20 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination; or
     (h) By written notice of either Parent or the Company if the Company Requisite Vote shall not have been obtained at the Stockholders’ Meeting duly convened therefor (or at any adjournment or postponement thereof) at which a quorum is present and the vote to adopt this Agreement and approve the Merger is properly taken.
     8.2 Effect of Termination.
     (a) Limitation on Liability. In the event of the termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors, except with respect to the Confidentiality Agreement (subject to the terms thereof, and to Section 6.3 to the extent relating to the Confidentiality Agreement), this Section 8.2, Section 8.5 and Article X and with respect to any liabilities or damages incurred or suffered by a party as a result of (A) the failure for any reason of Parent or Merger Sub to effect the Merger and pay the Merger Consideration upon the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2 and (B) any other breach of this Agreement that is willful or intentional.
     (b) Termination Fee. The Company shall pay to Parent a termination fee (the “Company Termination Fee”) of $70,769,000 in immediately available funds in the event that this Agreement is terminated solely as follows: (i) if Parent shall terminate this Agreement pursuant to Section 8.1(d), (ii) if either party shall terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(h) and (A) at the time of termination, an Acquisition Proposal with respect to the Company shall have been publicly announced and not withdrawn, and (B) the Company enters into a definitive agreement with respect to an Acquisition Proposal or consummates an Acquisition Proposal within twelve months following the date this Agreement is terminated or (iii) the Company shall terminate this Agreement pursuant to Section 8.1(e).

     (c) Payments. Any payment required to be made pursuant to Section 8.2(b)(i) shall be made not later than five business days after the date of the termination of this Agreement. Any payment required to be made pursuant to Section 8.2(b)(ii) shall be made on the date of the consummation of the Acquisition Proposal giving rise to such payment. In no event shall payment of more than one Company Termination Fee be made. All payments under Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by Parent. Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge that in the event that the Company Termination Fee becomes payable and is paid by the Company and accepted by Parent pursuant to this Section 8.2, the Company Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.
     8.3 Amendment. This Agreement may be amended by the mutual agreement of the parties hereto at any time prior to the Effective Time only by an instrument in writing signed by the parties hereto.
     8.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after the Company Requisite Vote, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of The Nasdaq Stock Market, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
     8.5 Fees and Expenses. Subject to Sections 8.2(b), all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.
ARTICLE IX
DEFINITIONS
     9.1 Definitions. For purposes of this Agreement, the following terms, when used in this Agreement with initial capital letters, shall have the respective meanings set forth in this Agreement:
     “Acquisition Proposal” means other than the transactions contemplated by this Agreement, any offer or proposal with respect to (a) a merger, consolidation, business combination, share exchange, tender offer, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or any “significant subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X of the Exchange Act) pursuant to which the stockholders of the Company immediately prior to such transaction would own less than 80% of the aggregate voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (b) sale, lease, exclusive license, purchase or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, joint venture or otherwise of assets of the Company or its Subsidiaries representing the acquisition of 20% or more of the consolidated assets of the Company and its Subsidiaries, (c) issuance, sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of any class of voting equity securities of the Company or any of its Subsidiaries, (d) transaction in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding voting capital stock of the Company or (e) any combination of the foregoing (other than the Merger).
     “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
     “Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company or any of its Subsidiaries is or has been a member.
     “Agreement” has the meaning set forth in the Preamble.
     “Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.
     “Blue Sky Laws” has the meaning set forth in Section 3.4.
     “Certificate of Merger” has the meaning set forth in Section 1.2.
     “Certificates” has the meaning set forth in Section 2.2(b).
     “Change of Recommendation” has the meaning set forth in Section 6.5(e).
     “Closing” has the meaning set forth in Section 1.2.
     “Closing Date” has the meaning set forth in Section 1.2.
     “COBRA” means the healthcare continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.
     “Code” means the Internal Revenue Code of 1986, as amended.

     “Commitment Letter” has the meaning set forth in Section 4.6.
     “Company” has the meaning set forth in the Preamble.
     “Company Common Stock” has the meaning set forth in Section 2.1(a).
     “Company Disclosure Letter” has the meaning set forth in Article III.
     “Company Employees” has the meaning set forth in Section 6.11(a).
     “Company ESPP” means the Company Employee Stock Purchase Plan.
     “Company Equity Plans” means the Company’s Amended and Restated 1993 Stock Incentive Plan, as amended, the Company’s 2000 Stock Option Plan, as amended, and any other plan or arrangement under which the Company or its Subsidiaries grant equity-based awards.
     “Company Intellectual Property Rights” means all patents, patent applications, trademarks, trade names, service marks, brand names, copyrights, technology, know-how, computer software programs or applications, databases, trade secrets and tangible or intangible proprietary information or materials (i) that are currently owned by the Company or its Subsidiaries or (ii) to which the Company or its Subsidiaries has the defensible right to use, and in either case, are used in or held for use in connection with the Company’s and its Subsidiaries’ businesses.
     “Company Option” means an option to acquire Company Common Stock granted under a Company Equity Plan that is outstanding and unexercised as of the relevant date.
     “Company Recommendation” has the meaning set forth in Section 3.3.
     “Company Required Statutory Approvals” has the meaning set forth in Section 3.4.
     “Company Requisite Vote” has the meaning set forth in Section 3.22.
     “Company RSU” means an award of restricted stock units granted under a Company Equity Plan that is outstanding as of the relevant date.
     “Company Savings Plans” has the meaning set forth in Section 6.11(c).
     “Company SEC Reports” has the meaning set forth in Section 3.6(a).
     “Company Termination Fee” has the meaning set forth in Section 8.2(b).
     “Confidentiality Agreement” has the meaning set forth in Section 6.3(a).
     “Contracts” has the meaning set forth in Section 3.10(a).
     “Current Balance Sheet” has the meaning set forth in Section 3.6(c).

     “D&O Insurance” has the meaning set forth in Section 6.10(b).
     “DEA” means United States Drug Enforcement Administration.
     “Dissenting Shares” has the meaning set forth in Section 2.1(f).
     “Divestiture” has the meaning set forth in Section 6.7(c).
     “DGCL” has the meaning set forth in Section 1.1.
     “Effective Time” has the meaning set forth in Section 1.2.
     “Employee Agreement” means any employment, retention, change in control, deferred compensation or severance agreement or arrangement between the Company or its Subsidiaries and any present or former employee or director.
     “Employee Benefit Plans” has the meaning set forth in Section 3.13(a).
     “Environmental Laws” means any and all applicable federal, state, or local laws, statutes, ordinances, regulations, written, binding and final policies or guidance, rules, final judgments, orders, or court decisions or rule of common law, Permits or licenses, which (i) regulate or relate to the protection or clean up of the environment, handling, disposal, or Release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, plants or other regulated or protected natural resources; or the health and safety of persons or employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect.
     “ERISA” has the meaning set forth in Section 3.13(a).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exchange Agent” has the meaning set forth in Section 2.2(a).
     “Exchange Fund” has the meaning set forth in Section 2.2(a).
     “FDA” means United States Food and Drug Administration.
     “FDA OAI Matter” means the Company’s FDA Official Action Indicated (OAI) status, the FDA inspections relating to the Company’s Davie, Florida manufacturing facilities and matters related thereto.
     “Final Offering Period” has the meaning set forth in Section 2.4(b).
     “Financing” has the meaning set forth in Section 6.13(a).
     “GAAP” means United States generally accepted accounting principles.

     “Governmental Entity” means any (a) nation, region, state, province, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity, (d) multinational organization or (e) body entitled to exercise any administrative, executive or regulatory power of any nature.
     “Hazardous Substances” means any pollutant, chemical, substance and any toxic, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation under any Environmental Laws, including without limitation, any friable asbestos, urea formaldehyde, polychlorinated biphenyls in any amounts or concentrations subject to regulation under applicable Environmental Laws, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.
     “HSR Act” has the meaning set forth in Section 3.4.
     “Indemnified Parties” has the meaning set forth in Section 6.10.
     “Key Employee” has the meaning set forth in Section 5.1.
     “Law” means applicable statutes, laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, in each case, of a Government Entity.
     “Liens” means security interests, liens, claims, pledges, options, rights of first refusal, charges and other encumbrances.
     “Leased Real Property” has the meaning set forth in Section 3.8(c).
     “Material Adverse Effect” means any event, change, development or occurrence that, either individually or in the aggregate with all other events, changes, developments or occurrences, would have, or would reasonably be expected to have, a material adverse effect on: (i) the properties, assets, liabilities, business, results of operations, financial condition of the Company and its Subsidiaries, taken as a whole, but excluding any such event, change, development or occurrence resulting from or arising out of: (A) changes in the financial markets generally in the United States or that are the result of acts of war or terrorism; (B) general national, international or regional economic, financial, political or business conditions (including changes in Law or GAAP or the interpretation thereof) affecting generally the generic pharmaceutical industry or the pharmaceutical industry, which do not have a materially disproportionate effect (relative to other industry participants) on the Company and its Subsidiaries taken as a whole; (C) the execution, announcement and performance of this Agreement, or any actions taken, delayed or omitted to be taken by the Company pursuant to this Agreement or at the request of Parent or Merger Sub; (D) decrease in revenues from the Company’s generic products related to price reductions or reduced market share in the ordinary course of business as a result of competition from current or future competitors; (E) any adverse determination in connection with any litigation under Paragraph IV of the Drug Price Competition and Patent Term Restoration Act of 1984; and (F) the FDA OAI Matter; or (ii) the ability of the Company to consummate the Merger. For avoidance of doubt, (i) the continuation of the Company’s FDA Official Action Indicated (OAI) status relating to its Davie, Florida manufacturing facilities shall not constitute, and shall not be considered in determining the existence of, a Material Adverse Effect, and (ii) no matter arising out of or resulting from the FDA OAI Matter (other than solely a matter described in the immediately succeeding sentence hereof) shall constitute, or shall be considered in determining the existence of, a Material Adverse Effect. With regard to matters arising out of the FDA OAI Matter, only the actual occurrence prior to the Closing Date of the following shall constitute a Material Adverse Effect: any actual seizure or recall of or reduction in manufacturing or distribution activities for Cartia XT, Taztia XT, Altoprev or Metformin XT or any fine or criminal or civil penalty, in any of the foregoing cases imposed by a Governmental Entity (or, in the case of a recall or reduction in manufacturing or distribution activities, voluntarily undertaken by the Company), which has had, individually or in the aggregate, a material adverse effect on the properties, assets, liabilities, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole.
     “Merger” has the meaning set forth in the Recitals.
     “Merger Consideration” has the meaning set forth in Section 2.1(a).
     “Merger Sub” has the meaning set forth in the Preamble.
     “Multiemployer Plan” has the meaning set forth in Section 3.13(g).
     “New Plans” has the meaning set forth in Section 6.11(b).
     “Old Plans” has the meaning set forth in Section 6.11(b).
     “Outside Date” has the meaning set forth in Section 8.1(b).
     “Owned Real Property” has the meaning set forth in Section 3.8(b).
     “Parent” has the meaning set forth in the Preamble.
     “Parent Common Stock” has the meaning set forth in Section 2.4(a).
     “Parent Disclosure Letter” has the meaning set forth in Article IV.
     “Parent Savings Plans” has the meaning set forth in Section 6.11(c).
     “Permits” means any governmental licenses, franchises, permits, waivers, clearances, certificates, consents, orders, registrations, authorizations, approvals, filings or other similar authorizations or notifications required under applicable Law.
     “Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and are adequately reserved as shown on the Current Balance Sheet; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant or which are being contested by appropriate proceedings; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property, which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses; (v) public roads and highways; (vi) matters which would be disclosed by an inspection or accurate survey of each parcel of real property; (vii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (viii) Liens on goods in transit incurred pursuant to documentary letters of credit; (ix) purchase money Liens and Liens securing rental payments under capital lease arrangements; and (x) Liens the existence of which would not have a Material Adverse Effect.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.
     “Programs” has the meaning set forth in Section 3.15(c).
     “Proxy Statement” has the meaning set forth in Section 3.20.
     “Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, ejection, pumping, pouring, emptying, dumping, disposal, or release of Hazardous Substances into or upon the environment, including the air, soil, surface water or groundwater in violation of applicable Environmental Laws.
     “Representatives” has the meaning set forth in Section 6.3(a).
     “Rights Agreement” means the Rights Agreement, dated as of March 20, 2003 between the Company and American Stock Transfer & Trust Company, as rights agent.
     “SEC” has the meaning set forth in Section 3.6.
     “Section 3.25 Documents” has the meaning set forth in Section 4.10.
     “Securities” has the meaning set forth in Section 3.5.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Stockholders’ Meeting” has the meaning set forth in Section 6.2.
     “Subsidiary” means any corporation, company, partnership, organization or other entity of which the securities or other ownership interests having a majority of the ordinary voting power in electing the board of directors or other governing body are, at the time of such determination, owned by a company or another Subsidiary.

     “Superior Proposal” means an unsolicited, bona fide written offer made by a Person to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or a majority of the total outstanding voting securities of the Company and as a result of which the stockholders of the Company immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, that has no financing contingency and is on terms that are more favorable to the Company’s stockholders than the terms of the Merger, taking into account, among other matters, all legal, financial, regulatory and other aspects of such offer and the Person making such offer, including (i) the reasonable likelihood and timing of consummation and (ii) any amendments to or modifications of this Agreement that Parent has offered at the time of determination.
     “Surviving Corporation” has the meaning set forth in Section 1.1.
     “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or by being included (or required to be included) in any Tax Return relating thereto).
     “Tax Returns” means any return, report, information return or other document (including schedules, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
     9.2 Construction.
     (a) Unless the context otherwise requires, as used in this Agreement: (i) an accounting term not otherwise defined in this Agreement has the meaning ascribed to it in accordance with GAAP; (ii) “or” is not exclusive; (iii) “including” and its variants mean “including, without limitation” and its variants; (iv) words defined in the singular have the parallel meaning in the plural and vice versa; (v) references to “written” or “in writing” include in visual electronic form; (vi) words of one gender shall be construed to apply to each gender; and (vii) the terms “Article”, “Section”, and “Schedule” refer to the specified Article, Section, or Schedule of or to this Agreement.
     (b) A reference to any Person includes such Person’s successors and permitted assigns.

     (c) Any references to “dollars” or “$” means dollars of the United States of America.
     (d) For purposes of this Agreement, the terms “the Company’s knowledge”, “knowledge of the Company”, “the Company has no knowledge”, or words or phrases of similar import or meaning as used in this Agreement shall mean the actual personal knowledge, without imputation of any other Person and without independent investigation, of Thomas Rice, Angelo Malahias, Robert Goldfarb, Anne Kelly, Nicholas F. Cappuccino, Ph.D. and Lawrence J. Rosenthal. The term “knowledge” is used to qualify and limit the scope of any representation or warranty in which it appears, such that the representation or warranty is not true and correct and therefore breached only if the specified individuals have actual conscious awareness on the date(s) such representation and warranty is made of an undisclosed exception to such representation and warranty which the Company is required to disclose.
ARTICLE X
MISCELLANEOUS
     10.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
     10.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:
     Notices to Parent or Merger Sub:

Watson Pharmaceuticals, Inc. 311 Bonnie Circle Corona, California 92880 Attn: David Buchen Facsimile No.: (951) 493-5817

     with a copy to:

Latham & Watkins LLP 650 Town Center Drive, Suite 2000 Costa Mesa, California 92626 Attn: Charles K. Ruck R. Scott Shean Kevin B. Espinola Facsimile No.: (714) 755-8290
     Notices to the Company:

Andrx Corporation 8151 Peters Road Plantation, FL 33324 Attn: Robert Goldfarb Facsimile No.: (954) 382-7728
     with a copy to:

Proskauer Rose LLP 1585 Broadway New York, New York 10036 Attn: Peter G. Samuels Robert Cantone Robert K. Kane Facsimile No.: (212) 969-2900
     and with a copy to:

Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Attn: Keith Pagnani Facsimile No.: (212) 558-3588
     10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

     10.4 Entire Agreement. This Agreement, the Company Disclosure Letter and the other documents delivered pursuant hereto and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements, arrangements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement.
     10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly-owned Subsidiary of Parent without the consent of the Company.
     10.6 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 6.10, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     10.7 No Strict Construction. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.
     10.8 Governing Law; Consent to Jurisdiction and Venue.
     (a) This Agreement and the transactions contemplated by this Agreement, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to conflict of laws principles.
     (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware state court, or Federal Court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated by this Agreement or thereby, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other place of competent jurisdiction by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
     10.9 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be a complete and adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, in addition to any other rights or remedies available hereunder or at law or in equity without the necessity of posting bonds or other undertaking in connection therewith. The parties acknowledge that in the absence of a waiver, a bond or undertaking may be required by a court, and the parties hereby waive any such requirement of such a bond or undertaking.
     10.10 WAIVER OF TRIAL BY JURY. THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING UNDER OR CONCERNING THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF OR CONCERNING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.
     10.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

ANDRX CORPORATION
By:	/s/ Thomas Rice
Name:
Title:

WATSON PHARMACEUTICALS, INC.
By:	/s/ Allen Chao
Name:
Title:

WATER DELAWARE, INC.
By:	/s/ Allen Chao
Name:
Title:

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